UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2008

INFINITE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21816	52-1490422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Office Park Way
Pittsford, New York 14534
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (585) 385-0610

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2008, Paul Delmore resigned from his directorship position on Infinite Group, Inc.’s (“Infinite”) board of directors (the “Board”). Effective July 1, 2008, the Board approved and Mr. Delmore accepted a position on Infinite’s newly created advisory board.

Effective July 1, 2008, James Villa, age 51, was appointed by the Board to fill this vacancy. Since 2000, Mr. Villa has been the President of Intelligent Consulting Corporation, (ICC). ICC provides business consulting services to public and privately held middle market companies and has provided consulting services to Infinite since January 2003.

During the years ended December 31, 2007 and 2006, Infinite paid ICC $128,400 and $213,650, respectively, for services rendered. The consulting services provided to Infinite by ICC have included developing new business strategies that led to the discontinuation of certain of Infinite’s former businesses and to implementing its current business plans; developing and implementing improvements to Infinite’s technology infrastructure; business development activities; and specific projects as directed by Infinite’s President to assist Infinite in developing and implementing its business plans and other corporate matters.

During the current fiscal year, Infinite issued an aggregate of 850,000 unregistered shares of its common stock to Northwest Hampton Holdings, LLC, an accredited investor, upon its conversion of $42,500 of accrued interest payable on certain outstanding convertible notes in accordance with the terms of such notes. Mr. Villa is the sole member of Northwest Hampton Holdings, LLC.

There is no existing family relationship between Mr. Villa and any director or executive officer of Infinite.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2008	INFINITE GROUP, INC.

	By:	/s/ Michael S. Smith
Michael S. Smith
President and Chief Executive Officer